UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (404) 715-2600

Registrant’s Web site address:      www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On September 1, 2007, Gerald Grinstein, age 75, will retire from his position as Chief Executive Officer of Delta Air Lines, Inc. (“Delta” or the “Company”) and from the Company’s Board of Directors.

(c)    On August 21, 2007, the Company’s Board of Directors elected Richard H. Anderson as the Company’s Chief Executive Officer, effective September 1, 2007.  Mr. Anderson will succeed Mr. Grinstein.  The Board of Directors also promoted Edward H. Bastian (who was serving as Delta’s Chief Financial Officer) to the position of President and Chief Financial Officer, effective immediately.

Mr. Anderson, age 52, joined Delta’s Board of Directors on April 30, 2007.  He will continue to serve on Delta’s Board of Directors but will no longer be a member of the Board’s Corporate Governance Committee or its Personnel & Compensation Committee.

Mr. Anderson most recently served as Executive Vice President of UnitedHealth Group and President of its Commercial Markets Group.  Prior to joining UnitedHealth in 2004, he had a 14-year career at Northwest Airlines where he served in positions of increasing responsibility, including Vice President and Deputy General Counsel; Senior Vice President of Technical Operations and Airport Affairs; Executive Vice President and Chief Operating Officer; and Chief Executive Officer from 2001 to 2004.  Prior to joining Northwest Airlines in 1990, Mr. Anderson worked for three years as in-house counsel for Continental Airlines, where he ultimately served as Staff Vice President and Deputy General Counsel.  He also serves as a member of the Board of Directors of Cargill, Incorporated and Medtronic, Inc.

           Mr. Anderson’s annual base salary will be $600,000.  To align his variable compensation opportunities with the creation of shareholder value and the variable compensation opportunities provided to all Delta people, Mr. Anderson will participate in Delta’s annual and long-term incentive plans for management employees.  These plans were approved by the creditors’ committee and the Bankruptcy Court prior to Delta’s emergence from bankruptcy.

Mr. Anderson’s target annual incentive opportunity for 2007 will be 150% of his annual base salary, prorated for actual service for the year.  The 2007 annual incentive plan links pay and performance by providing approximately 1,200 management employees with a compensation opportunity based on Delta’s achieving key business plan goals in this year.  It also aligns the interests of Delta’s management and other employees because these goals are the same ones that drive payouts under Delta’s broad-based employee profit sharing plan and shared rewards program.  For 2008, Mr. Anderson’s annual target incentive opportunity will be at least 150% of his starting annual base salary.

In recognition of the substantial compensation awards that he forfeited by leaving UnitedHealth Group, on September 1, 2007, Mr. Anderson will receive a long-term incentive award with a targeted value of $11 million.  Consistent with the performance-oriented equity awards granted to officers in connection with Delta’s emergence from bankruptcy on April 30, 2007, these awards will be 55% in the form of restricted stock, 25% in the form of stock options and 20% in the form of performance shares (relating to the three year performance period ending December 31, 2009), and will have terms similar to the existing equity awards granted to other officers, including termination and vesting provisions (with the vesting for the restricted stock and stock options based on Mr. Anderson’s starting date with Delta).  The value of these awards is tied to and contingent on Delta’s future performance.

In 2008, Mr. Anderson will receive a long-term incentive award with a targeted value of $4 million.  This award will generally vest over a three-year period and is subject to the performance goals and other terms and conditions as may be established by the Personnel & Compensation Committee of Delta’s Board of Directors.

Mr. Anderson will participate in Delta’s broad-based employee retirement and welfare plans, as well as perquisite programs available to senior executives.  He will be entitled to reimbursement for the costs of his relocation to Atlanta, including housing costs for up to 6 months, and economic protection on the sale of his current residence in Minneapolis.

If Delta terminates his employment without cause, or he resigns for good reason, Mr. Anderson will receive a lump sum severance payment equal to two times his salary and target annual incentive award opportunity, continuation of certain benefits for 24 months and, in the event such termination is related to a change in control and any “parachute” excise tax is imposed, tax reimbursement payments subject to Delta’s 2007 Officer and Director Severance Plan.

Mr. Anderson will be subject to non-competition, non-solicitation and confidentiality covenants for the benefit of Delta.

Disclosure regarding Mr. Bastian, his business experience and compensation is included in the amendment to Delta’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006, which was filed on April 27, 2007, and Delta’s Current Report on Form 8-K, which was filed on March 22, 2007.  At the time Delta emerged from bankruptcy, Mr. Bastian received an equity-based compensation award.  His award is subject to the same terms and conditions as those applicable to all other officers and includes non-competition, non-solicitation and confidentiality covenants for the benefit of Delta.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: August 27, 2007	Leslie P. Klemperer Vice President - Deputy General Counsel and Secretary

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